Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-285159

Thermo Fisher Scientific Inc.

$500,000,000 4.200% Senior Notes due 2031 (the “2031 Notes”)
$750,000,000 4.473% Senior Notes due 2032 (the “2032 Notes”)
$750,000,000 4.794% Senior Notes due 2035 (the “2035 Notes”)
$500,000,000 4.894% Senior Notes due 2037 (the “2037 Notes”)

September 30, 2025

Pricing Term Sheet

Issuer:	Thermo Fisher Scientific Inc.
Securities:	4.200% Senior Notes due 2031 4.473% Senior Notes due 2032 4.794% Senior Notes due 2035 4.894% Senior Notes due 2037

Aggregate Principal Amount:	2031 Notes: $500,000,000 2032 Notes: $750,000,000 2035 Notes: $750,000,000 2037 Notes: $500,000,000

Stated Maturity Date:	2031 Notes: March 1, 2031 2032 Notes: October 7, 2032 2035 Notes: October 7, 2035 2037 Notes: October 7, 2037

Issue Price:	2031 Notes: 99.874% of the principal amount 2032 Notes: 100.000% of the principal amount 2035 Notes: 100.000% of the principal amount 2037 Notes: 100.000% of the principal amount

Coupon (Interest Rate):	2031 Notes: 4.200% per annum 2032 Notes: 4.473% per annum 2035 Notes: 4.794% per annum 2037 Notes: 4.894% per annum

Yield to Maturity:	2031 Notes: 4.227% 2032 Notes: 4.473% 2035 Notes: 4.794% 2037 Notes: 4.894%

Benchmark Treasury:	2031 Notes: UST 3.625% due September 30, 2030 2032 Notes: UST 3.875% due September 30, 2032 2035 Notes: UST 4.250% due August 15, 2035 2037 Notes: UST 4.250% due August 15, 2035

Benchmark Treasury Price and Yield:	2031 Notes: 99-17 ¼ / 3.727% 2032 Notes: 99-22 ¾ / 3.923% 2035 Notes: 100-27 / 4.144% 2037 Notes: 100-27 / 4.144%

Spread to Benchmark Treasury Yield:	2031 Notes: 50 basis points 2032 Notes: 55 basis points 2035 Notes: 65 basis points 2037 Notes: 75 basis points

Interest Payment Dates:
2031 Notes: March 1 and September 1 of each year, beginning on March 1, 2026
2032 Notes: April 7 and October 7 of each year, beginning on April 7, 2026
2035 Notes: April 7 and October 7 of each year, beginning on April 7, 2026
2037 Notes: April 7 and October 7 of each year, beginning on April 7, 2026

Make-Whole Call:
2031 Notes: 10 basis points (prior to February 1, 2031)
2032 Notes: 10 basis points (prior to August 7, 2032)
2035 Notes: 10 basis points (prior to July 7, 2035)
2037 Notes: 15 basis points (prior to July 7, 2037)

Par Call:	2031 Notes: On or after February 1, 2031 2032 Notes: On or after August 7, 2032 2035 Notes: On or after July 7, 2035 2037 Notes: On or after July 7, 2037

CUSIP / ISIN:	2031 Notes: 883556DC3 / US883556DC34 2032 Notes: 883556DD1 / US883556DD17 2035 Notes: 883556DE9 / US883556DE99 2037 Notes: 883556DF6 / US883556DF64

Trade Date:	September 30, 2025

Settlement Date:
October 7, 2025 (T+5); under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the first business day prior to the Settlement Date will be required, by virtue of the fact that the notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors with respect to these matters.

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Joint Book-Running Managers:	J.P. Morgan Securities LLC ING Financial Markets LLC Mizuho Securities USA LLC Scotia Capital (USA) Inc. Barclays Capital Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

Co-Managers:
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
BofA Securities, Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Drexel Hamilton, LLC
Goldman Sachs & Co. LLC
KeyBanc Capital Markets Inc.
Loop Capital Markets LLC
MUFG Securities Americas Inc.
Nordea Bank Abp
R. Seelaus & Co., LLC
RBC Capital Markets, LLC
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

The offering is being made pursuant to an effective registration statement on Form S-3 (including a prospectus) filed with the U.S. Securities and Exchange Commission (the “SEC”). Before you invest, you should read the prospectus in that registration statement, the prospectus supplement related to the offering and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the joint book-running managers can arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, ING Financial Markets LLC toll-free at 1-877-446-4930, Mizuho Securities USA LLC toll-free at 1-866-271-7403 or Scotia Capital (USA) Inc. toll-free at 1-800-372-3930.